QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on March 21, 2003

Registration No. 333-31106

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COORSTEK, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	84-0178380
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16000 Table Mountain Parkway Golden, Colorado	80403
(Address of Principal Executive Offices)	(Zip Code)

COORSTEK, INC. EMPLOYEE STOCK PURCHASE PLAN
COORSTEK, INC. STOCK OPTION AND INCENTIVE PLAN
COORSTEK, INC. SAVINGS AND INVESTMENT PLAN
(Full Title of the Plans)

Joseph G. Warren, Jr.
Chief Financial Officer
CoorsTek, Inc.
16000 Table Mountain Parkway
Golden, Colorado 80403
(303) 277-4000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Whitney Holmes, Esq.
Hogan & Hartson L.L.P.
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
(303) 899-7300

DEREGISTRATION OF UNSOLD SECURITIES

        This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-31106) (the "Registration Statement") of CoorsTek, Inc. (the "Company") pertaining to 4,500,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), which was filed with the Securities and Exchange Commission and became effective on February 25, 2000. The Registration Statement registered 1,000,000 shares of Common Stock for sale pursuant to the Company's Employee Stock Purchase Plan (the "ESPP"), 2,500,000 shares of Common Stock for sale pursuant to the Company's Stock Option and Incentive Plan (the "Incentive Plan") and 1,000,000 shares of Common Stock for sale pursuant to the Company's Savings and Investment Plan (the "401(k) Plan"). On December 22, 2002, the Company, Keystone Holdings LLC ("Holdings") and Keystone Acquisition Corp. ("Acquisition"), a wholly-owned subsidiary of Holdings, entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Acquisition will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Holdings (the "Merger"). The Merger became effective on March 18, 2003 (the "Effective Time") upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware. Pursuant to the Merger Agreement, the ESPP and the Incentive Plan were terminated at the Effective Time and the investment option under the 401(k) Plan to invest in shares of the Common Stock was cancelled.

        As a result of the Merger, the termination of the ESPP and the Incentive Plan and the cancellation of the Common Stock investment option under the 401(k) Plan, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on March 21, 2003.

COORSTEK, INC.
By:	/s/ JOSEPH G. WARREN, JR. Joseph G. Warren, Jr. Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed on March 21, 2003 by the following persons in the capacities indicated:

SIGNATURE	TITLE
/s/ JOHN K. COORS John K. Coors	Chairman of the Board of Directors (sole director), Chief Executive Officer and President (Principal Executive Officer)
/s/ JOSEPH G. WARREN, JR. Joseph G. Warren, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)

QuickLinks

DEREGISTRATION OF UNSOLD SECURITIES
SIGNATURES